As filed with the Securities and Exchange Commission on August 26, 2016

Registration No. 333-76103

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

WAVE SYSTEMS CORP.

(Name of registrant in its charter)

Delaware	3577	13-3477246
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

300 Delaware Avenue, Suite 1100

Wilmington, Delaware 19801

(302) 777-4350

(Address, including zip code, and telephone number,

Including area code, of registrant’s principal executive offices)

David W. Carickhoff

Chapter 11 Trustee

300 Delaware Avenue

Suite 1100

Wilmington, Delaware 19801

(302) 777-4350

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

copies to:

Alan M. Root, Esq.

Archer & Greiner P.C.

300 Delaware Avenue

Suite 1100

Wilmington, DE 19801

(302) 777-4350

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF UNSOLD SECURITIES

Wave Systems Corp. (the “Company”) is filing this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-76103), originally filed on April 12, 1999, as amended by Pre-effective Amendments No. 1, No. 2 and No. 3, filed on June 11, 1999, June 18, 1999 and June 29, 1999, respectively, and Post-Effective Amendment No. 1, filed on December 15, 1999, registering 4,738,703 shares of Class A Common Stock (“Common Stock”), par value $0.01 per share.

On February 1, 2016, the Company commenced a bankruptcy case (the “Chapter 7 Case”) by filing a voluntary petition for relief under the provisions of Chapter 7 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On May 16, 2016, the Bankruptcy Court entered an order converting the Chapter 7 Case to a case under the provisions of Chapter 11 of Title 11 of the Bankruptcy Code (the “Chapter 11 Case”). As a result, since May 20, 2016, the Company has been operated under a court appointed Chapter 11 Trustee under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. As contemplated by the Company’s Plan of Reorganization (originally filed with the Bankruptcy Court on June 17, 2016 and amended on August 23, 2016 and as further amended, modified or supplemented from time to time (the “Plan of Reorganization”)), all shares of capital stock of the Company outstanding on the effective date of the Plan of Reorganization, including shares of Common Stock, preferred stock and other direct or indirect ownership interests in the Company, and all options, warrants and other rights to acquire, sell or exchange any such securities or interests, will be cancelled, released and extinguished, and the holders of such equity interests shall not receive any distribution of property on account of such equity interests, unless amounts remain in the bankruptcy estate following satisfaction of all allowed claims of the Company’s creditors.

As a result of the Chapter 11 Case and the contemplated Plan of Reorganization, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on August 26, 2016.

WAVE SYSTEMS CORP.

By:	/s/ David W. Carickhoff
David W. Carickhoff
Chapter 11 Trustee